EXHIBIT 10.4
May 4, 2018

RE: Change in employment terms

Dear Vin,
The purpose of this letter is to confirm our agreement regarding the transition of your employment with Juniper Networks, Inc. (“Juniper”).

Your full-time employment with Juniper will end 30 days after your replacement starts his or her employment with Juniper, as determined in the sole discretion of Juniper’s Chief Executive Officer (the “Transition Date”). Beginning the following day, you will transition to part-time employment as an advisor to Juniper for a period of up to one-year (“Advisory Period”) and at the end of the Advisory Period, your employment at Juniper will end (“Termination Date”).

Responsibilities and Compensation: During the Advisory Period, you will assist with the transition of your duties and work on tasks and projects as Juniper requests. During the Advisory Period, Juniper will determine how many hours you will be required to work and you will be paid a prorated portion of base salary based on the number of hours required. You will also be eligible for a pro-rated portion of your annual cash bonus based on hours worked during the Advisory Period.

Equity: For the avoidance of doubt, the terms and conditions of your award agreements with respect to your equity awards continue to apply, and, as such, you will continue to vest in any equity awards issued to you by Juniper, including stock options, restricted stock units and/or performance shares pursuant to the terms of the relevant award agreements. Additionally, your Change of Control Agreement will remain in effect up until your Termination Date.

Benefits: You will continue to receive standard health benefits made available to similarly situated employees, subject to your satisfying any eligibility requirements. In the event your hours during the Advisory Period are less than 20 hours per week, you will not be eligible to participate in Juniper’s 2008 Employee Stock Purchase Plan (ESPP) and you will receive a refund of any accrued but unused contributions.

Confidential Information and Invention Assignment and Juniper Policies: The Confidential Information and Invention Assignment Agreement previously entered into by you (CIIAA) will remain in effect. This includes, but is not limited to, the restrictions against improper use or disclosure of Juniper proprietary information or trade secrets, assignment of inventions, and the restriction against solicitation of Juniper employees. In addition, you will remain subject to all Juniper policies and agreements applicable to you as an employee of Juniper, including, for the avoidance of doubt, during the Advisory Period.

Outside Employment: You agree not to perform work for or provide services to any partner or competitor of Juniper during your employment with Juniper, including during the Advisory Period. You further agree that you will not commence any other employment or consultancy prior to the termination of your Juniper employment without the express written permission of Juniper.

Employee at-will and Miscellaneous Items: You are and will continue to remain an employee at-will, including during the Advisory Period, and acknowledge that your employment relationship with Juniper may be terminated at any time, with or without good cause or for any or no cause, at the option of Juniper or yourself, with or without notice. You and Juniper acknowledge that each party to this letter has either been represented by independent legal counsel or has waived such party’s right to obtain advice of independent legal counsel in connection with entering into this letter. This letter may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. A PDF, facsimile or other reproduction of this letter may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device.

Severance: Your agree that, except in the case that (a) your employment is terminated for Cause (as defined in your Severance Agreement dated September 2017 (the “Severance Agreement”)), or (b) you violate the terms of this letter (including, without limitation, the CIIAA and Juniper policies referenced herein), you will receive the severance payments described in the Severance Agreement following the Termination Date subject to the terms and conditions thereof (including, without limitation, signing and not revoking the Release (as defined in the Severance Agreement)); provided, however, that (i) to the extent the amounts set forth in Sections 3(a)(i) and 3(a)(ii) of the Severance Agreement collectively exceed $550,000, such amounts shall be payable to you upon the earlier of (x) the time set forth in in the Severance Agreement or (y) March 15, 2019 and (ii) such amounts up to $550,000 shall be payable to you upon the earlier of (x) the time set forth in in the Severance Agreement or (y) December 31, 2020, and (iii) the bonus payments set forth in Sections 3(a)(iii) and 3(a)(iv) of the Severance Agreement, if any, will be subject to proration with respect to the number of hours you work during the Advisory Period (a described on page 1 of this letter) in addition to any proration that applies under the Severance Agreement.

Signature: /s/ Vincent Molinaro

Print name: Vincent Molinaro

Juniper Networks, Inc.

By: /s/ Brian M. Martin
Name: Brian M. Martin
Title: Senior Vice President and General Counsel